UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust

(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

On May 8, 2019, the Trust issued the following press release.

Texas Pacific Land Trust to Adjourn Special Meeting in Order to Provide Shareholders

Sufficient Time to Review Proxy Supplement Required by SEC

DALLAS (May 8, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today announced that, in response to a comment by the Securities and Exchange Commission (the “SEC”), the Trust will file and mail to shareholders a supplement to the Trust’s proxy statement (the “Proxy Supplement”) in connection with the special meeting (the “Special Meeting”) originally scheduled to be held on May 22, 2019. To provide shareholders sufficient time to receive by mail and review the Proxy Supplement in order to be able to cast their votes on a fully informed basis, the Trust will convene the Special Meeting before immediately adjourning – without conducting any business – until June 6, 2019. The reconvened meeting will be held at the originally scheduled location in Dallas, and the record date for the Special Meeting will remain unchanged.

The Trust’s nominee for the Trustee position, retired four-star General Donald “Don” G. Cook, has committed to resign after no more than three years. General Cook would stand for reelection if he is renominated, thus providing shareholders with the opportunity to evaluate his performance as a Trustee. General Cook has submitted a formal letter of resignation to that effect. The SEC advised the Trust that a supplement to the Trust’s proxy statement is required because General Cook’s commitment constitutes a fundamental change to the Trust’s proxy solicitation. The dissident group’s candidate, Eric Oliver, has not agreed to make a similar commitment.

“We have heard very clearly from shareholders their desire for the Trust to provide greater transparency,” said Trustee David E. Barry. “In that light, we believe it is especially important for all shareholders to have the opportunity to fully review the Proxy Supplement.”

Shareholders who have voted do not need to recast their votes, and proxies previously submitted will be voted at the adjourned meeting unless properly revoked. Shareholders can revoke their proxy and/or change their vote at any time prior to the closing of the polls at the Special Meeting. Only the latest-dated proxy will be counted.

The Trust urges shareholders to follow the recommendation of leading proxy advisory firm ISS and vote “FOR” General Don Cook using the BLUE proxy card. Shareholders can also read more information by visiting www.TrustTPL.com. If shareholders have any questions or need assistance in voting their shares, they may contact the Trust’s proxy solicitor:

MacKenzie Partners

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

This release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this release, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor

Sydney Isaacs / Jeremy Jacobs

(713) 343-0427 / (212) 371-5999

sri@abmac.com / jrj@abmac.com

Investor Relations:

MacKenzie Partners

Paul Schulman / David Whissel

(212) 929-5500 or (800) 322-2885

pschulman@mackenziepartners.com

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